Exhibit 10.17

Long-Term Incentive Cash Award Agreement

CENTURI GROUP

2023 LONG-TERM INCENTIVE CASH AWARD AGREEMENT

This Long-Term Incentive Cash Award Agreement (“Award Agreement”) is dated as of May 1, 2023, by and between Centuri Group, Inc., (the “Company” or “Centuri”), Southwest Gas Holdings, Inc. (“SWX”), and Gregory Izenstark (“Grantee”).

Overview of Your Long-Term Incentive Cash Award Opportunity

Long-Term Incentive Cash Award:  $182,700.00 [Base Salary on 12/31/22 x applicable percentage] (the “Cash Award”)

Date of Grant: January 1, 2023 (the “Date of Grant”)

Vesting Date: The Cash Award shall become fully (100%) vested on January 1, 2026 (the “Vesting Date”) if the Grantee does not have a Termination prior to the Vesting Date, unless otherwise provided in this Grant Agreement.

1. Grant of Cash Award.

SWX and Centuri hereby award Grantee a time-lapse Cash Award with the restrictions set forth below. The grant of the Cash Award is made in consideration of the services to be rendered by the Grantee to Centuri or one of its affiliated companies. The Cash Award represents a right to receive a lump cash payment equal to the value of the Cash Award on the Vesting Date, subject to the terms and conditions set forth in this Award Agreement. The Cash Award is a phantom right until paid and shall be credited to a separate account maintained for the Grantee on the books and records of Centuri. The Cash Award credited to the Grantee’s account shall continue for all purposes to be part of the general assets of Centuri. From the Date of Grant until the Cash Award has vested and is paid to the Grantee, the Cash Award is in the restriction period and the Grantee shall not have any of the rights to the Cash Award. No interest or other amounts are credited or accrued on the Cash Award. During the restriction period, the Cash Award or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Cash Award or the rights relating thereto during the restriction period shall be wholly ineffective.

The Company and SWX currently anticipate a spin-off, sale or other transaction to occur during the Vesting Period whereby Centuri would no longer be a subsidiary of SWX. In the event the anticipated transaction is a public spin-off, it shall not be considered a “Change in Control” as that term is defined in Appendix A of this Award Agreement.

2. Vesting in Cash Award.

Except as otherwise provided herein, provided that the Grantee remains in continuous service with Centuri or an affiliated company through the Vesting Date, the Cash Award will vest on the Vesting Date. However, Grantee shall not be entitled to the removal of the restrictions on such Cash Award or to a payment of the Cash Award until the time provided for in Section 5 below.

3. Forfeiture of Cash Award.

Notwithstanding Section 2 above, the unvested Cash Award shall be forfeited in case of a Termination not described in Section 4. Grantee agrees to execute such documentation that may be reasonably requested by Centuri or an affiliated company in connection with such forfeiture. All rights of Grantee with respect to any forfeited portion of the Cash Award shall cease and terminate upon forfeiture of such Cash Award without any further obligation on the part of SWX, Centuri or any affiliated company.

Long-Term Incentive Cash Award Agreement

4. Termination of Employment.

(a) Retirement or an Involuntary Termination After Six Months Following a Change in Control. If, prior to the Vesting Date, Grantee’s Termination is on account of either (i) Retirement (as defined in Appendix A of this Award Agreement), or (ii) an Involuntary Termination (as defined in Appendix A of this Award Agreement) after six (6) months following the date of a Change in Control (as defined in Appendix A of this Award Agreement) (or, if applicable, after the period in the Grantee’s Employment Agreement (if any), if longer), in either case of this subsection (a), Grantee shall be vested on the date of Termination in a pro rata portion of the Cash Award, with such amount determined as the total value of the Cash Award subject to this Award Agreement multiplied by a fraction, the numerator is the total number of months (including the month in which Termination occurs) that Grantee was employed by Centuri or an affiliated company as measured from January 1, 2023 through the date on which Grantee has a Termination, over thirty six (36).

(b) Death, Disability or an Involuntary Termination Within Six Months Following a Change in Control. If, prior to the Vesting Date, Grantee’s Termination is on account of (i) Grantee’s death, (ii) by Centuri following the Grantee incurring a Disability or (iii) on account of an Involuntary Termination within six (6) months following the date of a Change in Control (or, if applicable, the period in the Grantee’s Employment Agreement (if any), if longer), in any such case in this subsection (b), Grantee shall be vested on the date of Termination in 100% of the value of the Cash Award.

(c) Other Terminations. If, prior to the Vesting Date, Grantee’s Termination is on account of (i) Cause, (ii) by the Grantee for any reason other than on account of Retirement or (iii) on account of an Involuntary Termination prior to the occurrence of a Change in Control, in any such case in this subsection (c), then the entire Cash Award shall be forfeited and the Grantee’s rights with respect to any portion of the forfeited Cash Award shall cease and terminate upon forfeiture of such Cash Award, without any further obligation on the part of SWX, Centuri or an affiliated company.

(d) Any portion of the Cash Award that becomes vested on account of the Grantee’s Termination as provided in this Section 4 shall be paid to the Grantee on the date of Termination as provided in Section 5. Any portion of the Cash Award that does not become vested on the date of Termination as provided in this Section 4, or is not otherwise vested as of the date of Termination, shall be forfeited and the Grantee’s rights with respect to any forfeited Cash Portion (or any portion thereof) shall cease and terminate upon forfeiture of such Cash Award (or portion thereof), without any further obligation on the part of SWX, Centuri or any affiliated company. When in conflict, the terms of Grantee’s Employment Agreement, if any, shall govern in the event of vesting on a Termination in conjunction with a Change in Control.

5. Payment of Cash Award.

As soon as administratively possible, as determined solely by Centuri, but within sixty (60) days of the payment event, unless a delay is required as provided in the next sentence, following the earlier of the occurrence of a Termination described in Section 4 or the Vesting Date, (the “Distribution Date”), the Grantee shall receive a payment, as provided herein, of the Cash Award in respect of the value of such vested portion of the Cash Award (subject to reduction for applicable tax and other withholdings); provided the Grantee has been an employee of Centuri or an affiliated company with continuous service from the Date of Grant to the Vesting Date, except in the event of the Grantee’s Termination as discussed in Section 4 above and the Distribution Date is the date of the Grantee’s

Long-Term Incentive Cash Award Agreement

Termination; provided, however, that if the Grantee is terminated for Cause or has a voluntary resignation that is not on account of Good Reason or Retirement between the Vesting Date and the Distribution Date, the Grantee shall forfeit the Cash Award, and the Grantee shall not be entitled to any distribution or other payment under this Award Agreement or otherwise. Notwithstanding the immediately preceding sentence, in the case of a payment of the vested Cash Award on account of any Termination as provided for above, other than death, a payment of the value of the vested portion of the Cash Award, determined after application of the applicable tax and other withholding, on behalf of the Grantee, if the Grantee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), to the extent otherwise required under Section 409A, shall not occur until the date which is six (6) months following the date of the Grantee’s Termination (or, if earlier, the date of death of the Grantee). Upon a payment of the value of the Cash Award as provided herein, all other restrictions shall be removed.

6. Administration.

The terms of this Award Agreement shall be administered and interpreted by the Company’s Compensation Committee (“Committee”) pursuant to the administrative powers given to it hereunder; accordingly, the Committee may interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Award Agreement. This Award Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions certain forth herein and the Committee’s interpretations hereunder.

7. Tax Liability and Withholding.

The Grantee shall be required to pay to Centuri or an affiliated company, and Centuri or an affiliated company shall have the right to deduct from the Cash Award (or any portion thereof) paid to the Grantee pursuant to the Award Agreement, the amount of any required withholding or other taxes in respect of the Cash Award and to take all such other action as the Committee (as defined below) deems necessary to satisfy all obligations for the payment of such withholding and other taxes.

Notwithstanding any action Centuri or an affiliated company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and none of SWX, Centuri or any affiliated company (a) make any representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Cash Award; and (b) does not commit to structure the Cash Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

8. Section 409A.

This Award Agreement is intended to comply with Section 409A of Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Any payment under this Award Agreement that is subject to the requirements of Section 409A of the Code may only be made in a manner and upon an event permitted by Section 409A of the Code. Payments upon termination of employment may only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, none of SWX, the Company or any affiliated company makes any representations that the payment provided under this Award Agreement comply with Section 409A of the Code and in no event shall SWX, the Company or any affiliated company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

Long-Term Incentive Cash Award Agreement

9. Restrictive Covenants.

The Grantee hereby acknowledges and agrees to continue to be bound by the restrictive covenants set forth in the Employment Agreement, if any, that the Grantee has previously entered into with Centuri or an affiliated company and any other restrictive covenants pursuant to which the Grantee has previously agreed to be bound, which restrictive covenants are an integral part of Centuri’s decision to make this Cash Award to the Grantee. Accordingly, all such restrictive covenants contained in the Employment Agreement and such other agreements are hereby deemed incorporated fully herein by reference as if set forth herein. Notwithstanding foregoing, if the Grantee does not have an Employment Agreement with Centuri or an affiliated company that contains restrictive covenants, then the Grantee hereby acknowledges and agrees to be bound by the restrictive covenants set forth in Appendix B of this Award Agreement and any other restrictive covenants pursuant to which the Grantee has previously agreed to be bound, which restrictive covenants are an integral part of Centuri’s decision to make this Cash Award to the Grantee. Accordingly, all such restrictive covenants contained herein, and such other agreements, are hereby deemed incorporated fully herein by reference as if set forth herein.

10. Miscellaneous.

(a) Nothing in this Award Agreement shall interfere with or limit in any way the right of SWX, the Company or any affiliated company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continued employment with SWX, the Company or any affiliated company.

(b) No amendment or modification of this Award Agreement may in any way adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s written consent.

(c) This Award Agreement shall be subject to all applicable laws, rules, and regulations.

(d) Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

(e) The value of the Cash Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, unless otherwise provided in the Grantee’s Employment Agreement, if any, with Centuri or an affiliated company.

(f) This Award Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Award Agreement or the Plans to the substantive law of another jurisdiction.

Long-Term Incentive Cash Award Agreement

Grantee acknowledges that this Award Agreement sets forth the entire understanding between Grantee and the Company regarding the Grantee’s Cash Award. Grantee has reviewed and fully understands all provisions of this Award Agreement in its entirety and agrees to be bound by the determinations of the Committee. Grantee acknowledges that the Cash Award hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the restrictions on the Cash Award are removed and the Cash Award is paid to the Grantee. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or payment of the Cash Award and that the Grantee has been advised to consult a tax advisor prior to such vesting or payment.

CENTURI GROUP, INC.

By:	/s/ Paul M. Daily
Paul M. Daily,
President and Chief Executive Officer

GRANTEE

By:	/s/ Gregory Izenstark
Gregory Izenstark